Exhibit 4.2

AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

This AMENDED & RESTATED DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by the Dividend Capital Total Realty Trust Inc., a Maryland corporation (the “Company”), pursuant to its Charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (“Stockholders”) of the Company who (i) purchase shares of the Company’s common stock (“Shares”) pursuant to the Company’s initial public offering (the “Initial Offering”), or (ii) purchase Shares pursuant to any future offering of the Company (“Future Offering”), and who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the participating Stockholder’s state of residence.

Additionally, as agent for the holders of limited partnership interests (the “OP Interests”) of Dividend Capital Total Realty Operating Partnership LP (the “Partnership”) who acquire such OP Interests as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of Shares for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Plan shall be the date that the minimum offering requirements (as defined in the prospectus relating to the Initial Offering) are met in connection with the Initial Offering.

3. Procedure for Participation. Any Stockholder or holder of OP Interests who has received a prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “Commission”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Dividends and, on behalf of the Partnership, Distributions on a quarterly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on Nasdaq, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement, he or she will promptly so notify the Company in writing.

4. Purchase of Shares. Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at a price equal to $9.50 per share until the earliest of (i) all the Plan Shares registered in the Initial Offering are issued, (ii) the Initial Offering and any future offering of Plan Shares terminate and the Company elects to deregister with the Commission the unsold Plan Shares, or (iii) there is more than a de minimis amount of trading in our Shares, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of the Shares, as determined by the Company’s Board by reference to the applicable sales price in respect to the most recent trades occurring on or prior to the relevant distribution date. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the share ownership restrictions set forth in the Charter.

Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which will be registered with the Commission in connection with the Company’s Initial Offering, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange or Nasdaq (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

5. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS.

6. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

8. Servicing Fee. In connection with Plan Shares, the Company will pay to the Dealer Manager a servicing fee of 1.0% of the primary offering price.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national stock exchange or Nasdaq, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant’s account will reflect the whole number of shares in his account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Interests in cash.

10. Amendment or Termination of Plan by the Company. The Board of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason upon 10 days’ written notice to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

12. Limitations. Notwithstanding anything to the contrary contained herein, (a) the Company shall not provide for indemnification of or hold harmless a Director, the Advisor or any Affiliate of the Advisor (the “Indemnitee”) for any liability or loss suffered by any of them, unless all of the following conditions are met: (i) the

Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders; and (b) the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.